Exhibit 5
Davis, Brown, Koehn, Shors & Roberts, P.C.


June 13, 1996


Re:    Eagle Food Centers, Inc. 1995 Stock Incentive Plan Registration
            Statement on Form S-8
            2,000,000 Shares of Common Stock

Gentlemen:

       We have examined the corporate records and proceedings of Eagle Food Centers, Inc., a Delaware corporation (the Company ), with respect to the legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, form and validity, and full payment and nonassessability, when issued, of 2,000,000 shares (hereinafter referred to as the Shares ), of Common Stock of the Company to be issued by the Company and covered by the registration statement on Form S-8 relating to the Eagle Food Centers, Inc. 1995
Stock Incentive Plan, (hereinafter referred to as the registration Statement and the Plan, respectively) to be filed with the Securities and Exchange Commission on or about June 13, 1996 (in connection with which Registration Statement this opinion is rendered).

       We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion that when the Registration Statement shall become effective, the Shares to be issued upon the exercise of the rights or options issued under the Plan (hereinafter referred to as the Interests ) shall be validly authorized and issued and fully paid and nonassessable. Informing our opinion, we have assumed that (a) the Shares so issuable will continue to be validly authorized on the dates of exercise, (b) on the dates of exercise, the agreements granting the Interests will have been duly executed, issued and delivered, will constitute the legal, valid, and binding obligations of the Company, and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors rights generally) be enforceable as to the Company in accordance with their terms, (c) as of the dates of exercise, all supplements, amendments, or revisions required by the Securities Act of 1933 and the Rules and Regulations thereunder will have been prepared and filed in compliance with such law, rules and regulations, and all reports filed pursuant to the Securities Exchange Act of 1934 which are incorporated by reference into the Registration
Statement will have been duly prepared and timely filed in compliance with the requirements of each such report, (d) no change occurs in the applicable law or the pertinent facts, and (e) the Interests will be exercised in accordance with their terms and the terms of the Plan.

       In rendering the foregoing opinions we have relied, without investigation, on the following:

            (1) The certificates and other documents from, or oral conversations with, public officials as to matters stated therein;

            (2) Representations in the Plan, the proposed terms of the agreements pursuant to which the Interests are to be executed by the Company and other parties thereto; and

            (3) Certificates or statements of executive officers and employees whom we believe are responsible for the Company, including, but not limited to, representations of such officers and employees regarding the preparation and filing of documents which are incorporated by reference into the Registration Statement.

       We hereby consent (1) to be named in the Registration Statement, as the attorneys who will pass upon legal matters in connection with the Shares, and (2) to the filing of this opinion or copies hereof as an Exhibit to the Registration Statement.

                               Very truly yours,

                   DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.